Exhibit 10.13

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

Execution Version

LICENSE AGREEMENT

This License Agreement (the “Agreement”) is made and entered into effective as of January 6, 2010 (the “Effective Date”), by and between Aridis Pharmaceuticals, LLC a corporation organized and existing under the laws of California (hereinafter “Aridis”) and Emergent Product Development Gaithersburg Inc., a Delaware corporation (hereinafter “Emergent”).  Aridis and Emergent each may be referred to herein individually as a “Party,” or collectively as the “Parties.”

WITNESSETH:

WHEREAS, Aridis is a pharmaceutical and biotechnology company specialized in formulation stabilizing technologies;

WHEREAS, Emergent is a biopharmaceutical company engaged in the development, manufacture, and commercialization of vaccines and biologics;

WHEREAS, in connection with the development and commercialization of such vaccines and biologics, Emergent desires to receive from Aridis, and Aridis desires to grant to Emergent, licenses under certain technology of Aridis, all on the terms and conditions set forth herein; and

WHEREAS, Emergent and Aridis shall concurrently execute and enter into a Subcontract setting forth their agreement with respect to the Aridis’ services relating to its formulation stabilizing technologies; and

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
Definitions

When used in this Agreement, capitalized terms will have the meanings as defined below and throughout the Agreement:

1.1                               “Affiliate” shall mean a legal entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with a Party.  For purposes of this definition only, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means (a) the possession, directly or indirectly, of the power to direct the management or policies of a legal entity, whether through the ownership of voting securities or by contract relating to voting rights or corporate governance, or (b) the ownership, directly or indirectly, of more than 50% of the voting securities or other ownership interest of a legal entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity); provided, however, if local law restricts foreign ownership, control will be

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended established by direct or indirect ownership of the maximum ownership percentage that may, under such local law, be owned by foreign interests.

1.2                               “Agreement” shall have the meaning set forth in the preamble hereto.

1.3                               “Applicable Law” shall mean all laws, rules, regulations applicable to the Exploitation of the Licensed Products, including any such rules, regulations, guidelines, or other requirements of the Regulatory Authorities, that may be in effect from time to time in the Territory.

1.4                               “Aridis” shall have the meaning set forth in the preamble hereto.

1.5                               “Aridis Information and Inventions” shall have the meaning set forth in Section 8.3.4.

1.6                               “Aridis Know-How” shall mean all Information and Inventions, to the extent not generally known, that Aridis or its Affiliates own or otherwise Control as of the Effective Date (a) that are necessary or useful for the practice of Aridis’ plasticization, foam drying, spray drying or other stabilizing formulation technologies to the extent relating to stabilization of vaccines or biologics or (b) that comprise Project Technology developed pursuant to the Subcontract (or that comprise technology developed pursuant to any future contract for work between Emergent and Aridis).  Without limitation of the foregoing, the Aridis Know-How shall include those Information and Inventions listed in Schedule 1.6 to this Agreement.

1.7                               “Aridis Patents” shall mean all of the Patents that Aridis or its Affiliates own or otherwise Control as of the Effective Date (a) that disclose, claim or cover any plasticization, foam drying, spray drying, or other stabilizing formulation technologies to the extent relating to stabilization of vaccines or biologics (including claims or coverage of products resulting from the use of such technologies to the extent relating to stabilization of vaccines or biologics), (b) that comprise Project Technology developed pursuant to the Subcontract (or that comprise technology developed pursuant to any future contract for work between Emergent and Aridis) or (c) that are Improvements.  Without limitation of the foregoing, the Aridis Patents shall include those Patents listed on Schedule 1.7 to this Agreement, and any substitutions, divisions, continuations, continuations-in-part, reissues, renewals, registrations, confirmations, re- examinations, extensions, supplementary protection certificates, and any international or foreign equivalent of any Patent listed in Schedule 1.7 to this Agreement.

1.8                               “Aridis Regulatory Documentation” shall have the meaning set forth in Section 8.3.4.

1.9                               “Biodefense Indications” means the Exclusive Indications and the Non-Exclusive Indications.

1.10                        “BLA” means a Biologics License Application filed with the FDA or other regulatory authority in conformance with applicable laws and regulations, or the equivalent application filed in jurisdictions outside the United States of America.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

1.11                        “Breaching Party” shall have the meaning set forth in Section 10.4.

1.12                        “Business Day” shall mean a day other than a Saturday or Sunday on which banking institutions in the United States are open for business.

1.13                        “BYU License” shall mean the License and Option Agreement between Brigham Young University and Aridis, LLC effective July 24, 2005 and any related agreements.

1.14                        “BYU Technology” shall mean any technology licensed by Aridis under the BYU License.

1.15                        “Calendar Quarter” shall mean the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.16                        “Calendar Year” shall mean each successive period of twelve (12) months commencing on January 1 and ending on December 31.

1.17                        “Clinical Trials” shall mean, with respect to a Licensed Product, all tests and studies in patients that are required by the Regulatory Authorities, from time to time, pursuant to Applicable Law or otherwise, for Regulatory Approval of such product.

1.18                        “Combination Product” shall mean a vaccine, biopharmaceutical or pharmaceutical which comprises a Licensed Product that is used or intended to be used for the indications included in the Field and one or more other products that, standing alone, would not be Licensed Products, whether or not co-formulated and whether or not administered simultaneously or sequentially in accordance with an established regimen.  (For example: a product that comprises two vaccines for two indications, one vaccine component incorporating Aridis Knowhow or Aridis Patents hereunder, and one vaccine not incorporating Aridis Knowhow or Aridis Patents, would be a Combination Product.)

1.19                        “Complaining Party” shall have the meaning set forth in Section 10.4.

1.20                        “Component” means a component for use in a vaccine or biologic, including but not limited to (i) an antigen(s), (ii) an adjuvant(s), or (iii) other active or inactive ingredients, which component, when administered either alone or in combination with other components, elicits or enhances an antigen specific immune response.

1.21                        “Confidential Information” shall have the meaning set forth in Section 4.1.1.

1.22                        “Confidentiality Agreements” shall mean the Confidential Disclosure Agreement dated May 15, 2009 between the Parties and the Mutual Confidentiality Agreement dated August 28, 2009 between Emergent, Aridis and Oxford-Emergent Tuberculosis Consortium Limited and any subsequent Confidential Disclosure Agreement between the Parties and any Confidential Disclosure Agreement dated November 4, 2009 between Emergent, Aridis and Brigham Young University.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

1.23                        “Control” shall mean, with respect to any Information and Invention, Patent, Trademark or other intellectual property right, possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise, to assign, or grant a license, sublicense or other right to or under, such Information and Invention, Patent, Trademark or right as provided for herein without violating the terms of any written agreement with any Third Party.

1.24                        “Development” shall mean all activities related to research, preclinical and other non-clinical testing, test method development, process development, manufacturing scale-up, qualification and validation, quality assurance/quality control and Clinical Trials, including manufacturing in support thereof, statistical analysis and report writing, the preparation and submission of any application for Regulatory Approval, regulatory affairs with respect to the foregoing and all other activities necessary or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining a Regulatory Approval.  When used as a verb, “Develop” shall mean to engage in Development.

1.25                        “Diligent Efforts” means the carrying out of obligations or tasks in a manner consistent with the efforts a Party devotes to a research, development or marketing project for a product or products of similar market potential at a similar stage in its life cycle, taking into consideration its safety and efficacy, its cost to develop, the competitiveness of alternative products, its proprietary position, the likelihood of regulatory approval, its profitability, and all other relevant factors.

1.26                        “Diligence Obligations” shall mean the obligations of Emergent pursuant to Section 2.2.

1.27                        “Disclosing Party” shall have the meaning set forth in Section 4.1.1.

1.28                        “Effective Date” shall have the meaning set forth in the preamble hereto.

1.29                        “Emergent” shall have the meaning set forth in the preamble hereto.

1.30                        “EU Member State” shall mean any one of the sovereign states that have acceded to the European Union.

1.31                        “Exclusive Indications” shall mean any of the following indications: anthrax, botulism, plague, and small pox; provided, however that, with respect to plague and small pox, if Development has not occurred pursuant to Section 2.2, then at the expiration of the two year anniversary of the Effective Date, such indication shall become a Non-Exclusive Indication.

1.32                        “Exclusive Field Aridis Patents” shall mean any and all Aridis Patents in which the claimed subject matter is limited to exploitation of a Licensed Product within one or more Exclusive Indications.  For clarity and the avoidance of doubt, the Exclusive Field Aridis Patents are a sub-set of the Aridis Patents.

1.33                        “Exploit” shall mean to make, have made, import, use, sell, or offer for sale, including to research, Develop, register, modify, enhance, improve, Manufacture, have

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

Manufactured, store, formulate, export, transport, distribute, promote, market, or otherwise dispose of.

1.34                        “Exploitation” shall mean the making, having made, importation, use, sale, offering for sale or disposition of a product or process, including the research, Development, registration, modification, enhancement, improvement, Manufacture, storage, formulation, optimization, import, export, transport, distribution, promotion, marketing or other disposition of a product or process.

1.35                        “FDA” shall mean the United States Food and Drug Administration and any successor agency thereto.

1.36                        “FFDCA” shall mean the United States Federal Food Drug and Cosmetic Act, as amended from time to time.

1.37                        “Field” shall mean all human use of Licensed Products, intended for the prevention or treatment of infection or illness caused by Biodefense Indications, for all routes of administration and delivery systems and devices, with or without excipients and adjuvants.

1.38                        “First Sale” shall mean, with respect to any Licensed Product, the first commercial sale for end use or consumption of such Licensed Product in a country.

1.39                        “Formulation Project Technology” shall have the meaning set forth in the Subcontract.

1.40                        “Future Contract” shall mean a contract awarded after the Effective Date for the Development of Licensed Products under which Aridis may be awarded a subcontract to provide services.

1.41                        “GAAP” shall mean United States generally accepted accounting principles, consistently applied.

1.42                        “Government Procurement Contract” shall mean a United States government or foreign government contract awarded to Emergent for the purchase of Licensed Product.

1.43                        “HHS” shall mean the United States Department of Health and Human Services.

1.44                        “IDE” shall mean an investigational device exemption as defined in the regulations promulgated by the FDA for authorization to commence Clinical Trials, and its equivalent in other countries or regulatory jurisdictions in the Territory.

1.45                        “Improvement” shall mean any modification, variation or revision to a discovery, technology, device, process or formulation related to the Aridis Patents; provided, that such modification, variation or revision is potentially patentable, including, to the extent commercially significant, any (a) enhancement in the efficiency, operation, Manufacturing, ingredients, preparation, presentation, formulation, means of delivery, packaging or dosage, (b) discovery or

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended development of any new or expanded indications or (c) discovery or development that improves the stability, safety or efficacy.

1.46                        “IND” shall mean an investigational new drug application filed with the FDA for authorization to commence Clinical Trials, and its equivalent in other countries or regulatory jurisdictions in the Territory.

1.47                        “Indemnification Claim Notice” shall have the meaning set forth in Section 7.3.1.

1.48                        “Indemnified Party” shall have the meaning set forth in Section 7.3.1.

1.49                        “Information and Inventions” shall mean all technical, scientific and other know-how, show-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulas, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer software, apparatuses, specifications, data, cell lines, seed stock and other biological materials, Pre-Clinical and Clinical Trial results, Manufacturing procedures, test procedures and purification and isolation techniques, in written, electronic or any other form now known or hereafter developed, whether to the foregoing or otherwise, and other discoveries, developments, inventions, and other Intellectual Property, but excluding the Regulatory Documentation.

1.50                        “Intellectual Property” shall mean statutory and other proprietary rights in respect of Patents, trademarks, copyrights, design rights, database rights, confidential information, and all other Intellectual Property rights as defined in Article 2 of the Convention Establishing the World Intellectual Property Organisation of July 1967.

1.51                        “Licensed Product” shall mean a vaccine or biologic that comprises one or more Components, (A) the Exploitation of which vaccine or biologic would infringe an Aridis Patent in the absence of a license, or (B) which vaccine or biologic incorporates Aridis Know-How.

1.52                        “Losses” shall have the meaning set forth in Section 7.1.

1.53                        “Manufacture” and “Manufacturing” shall mean, with respect to a product, the manufacturing, processing, formulating, packaging, finishing, filling, labeling, holding and quality control testing of such product.

1.54                        “Marketing Authorization” shall mean a New Drug Application or BLA, each as defined in the FFDCA, and the regulations promulgated thereunder, or any corresponding foreign application, registration or certification, necessary or reasonably useful to market a Licensed Product in the Territory, but not including pricing and reimbursement approvals.

1.55                        “Net Sales” shall mean, for any period, the gross amount invoiced by Emergent, its Affiliates or sublicensees for the sale of the Licensed Products to any Third Party (and in all cases amounts actually received to the extent not invoiced), less (to the extent otherwise included in amounts invoiced) any: (a) normal and customary trade, quantity and cash discounts and sales returns and allowances, including (i) those granted on account of price adjustments, billing errors,

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended rejected goods, damaged goods, returns and rebates, (ii) administrative and other fees and reimbursements and similar payments to wholesalers and other distributors, buying groups, pharmacy benefit management organizations, health care insurance carriers and other institutions, (iii) allowances, rebates and fees paid to distributors and (iv) chargebacks; (b) freight, postage, shipping and insurance expenses to the extent that such items are included in the gross amount invoiced; (c) payments for customs and excise duties and other duties related to the sales to the extent that such items are included in the gross amount invoiced; (d) rebates and similar payments made with respect to sales paid for by any governmental or regulatory authority such as, by way of illustration and not in limitation of the Parties’ rights hereunder, Federal or state Medicaid, Medicare or similar state program or equivalent foreign governmental program; (c) payments for sales and other taxes and duties directly related to the sale or delivery of the Licensed Products (but not including taxes assessed against the income derived from such sale); (f) distribution expenses to the extent that such items are included in the gross amount invoiced; and (h) any such invoiced amounts that are not collected.  Any of the deductions listed above that involves a payment by Emergent or its Affiliates shall be taken as a deduction in the Calendar Quarter in which the payment is accrued by such entity.  Deductions pursuant to clause (h) above shall be taken in the Calendar Quarter in which such sales are no longer recorded as a receivable.  For purposes of determining Net Sales, the Product(s) shall be deemed to be sold when invoiced and delivered under a procurement contract and a “sale” shall not include transfers or dispositions for charitable or promotional purposes or for clinical, manufacturing, testing qualification or regulatory purposes, including delivery of Licensed Products to third parties for research and development.  Sales shall also include consideration other than cash received for a Licensed Product.  Where the consideration received for a Licensed Product is not cash, then the “Net Sales” for that Licensed Product for purposes of computing royalties or other amounts due under the Agreement shall be deemed to be the fair market value for such Licensed Product.  In determining fair market value, appropriate weight shall be given to any arms-length transaction by Emergent involving the same or similar Licensed Product.

For purposes of calculating Net Sales, only the final sale by Emergent, its Affiliates or sublicensees to Third Parties shall be included in the computation of Net Sales, and intermediate sales between or among Emergent, its Affiliates, and its sublicensees shall be excluded from the computation of Net Sales.

In the event that a Licensed Product is sold in any country in the form of a Combination Product, the appropriate adjustment to the Net Sales of such Combination Product for purposes of royalty calculations hereunder shall be negotiated by the Parties in good faith based upon the relative contributions of the Licensed Product component of such Combination Product and the other indication product components of such Combination Product to the selling price thereof.

1.56                        “Non-Exclusive Indications” shall mean tularemia and VHF indications; provided, however that a Non-exclusive Indication shall become an Exclusive Indication immediately upon payment of [***]by Emergent to Aridis made within five (5) years of the Effective Date, subject to existing rights granted by Aridis as of the time of payment.

1.57                        “Notice Period” shall have the meaning set forth in Section 10.4.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

1.58                        “Other Aridis Patents” shall mean all those Aridis Patents that are not Exclusive Field Aridis Patents.  For clarity and the avoidance of doubt, the Other Aridis Patents are a subset of the Aridis Patents.

1.59                        “Other Technology” shall have the meaning set forth in the Subcontract.

1.60                        “Patents” means (a) all patents and patent applications in any country or supranational jurisdiction (including all priority applications and all other applications, whether or not pending, to or through which a patent or pending application claims priority benefit directly or indirectly), (b) any provisionals, substitutions, divisions, continuations, continuations in part, reissues, renewals, registrations, confirmations, reexaminations, extensions, supplementary protection certificates and the like, of any such patents or patent applications, (c) any foreign or international equivalent of any of the foregoing and (d) all patents granted or issuing on or claiming priority to or through the patents and patent applications within (a), (b), and (c).

1.61                        “PCT” shall mean the Patent Cooperation Treaty, opened for signature June 19, 1970, 28 U.S.T. 7645.

1.62                        “Person” shall mean an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

1.63                        “Phase I Trial” means, as to a specific pharmaceutical product, a controlled and lawful study in humans of the safety of a pharmaceutical product that is prospectively designed to generate sufficient data (if successful) to commence a Phase II Trial (or foreign equivalent) of such product, as further defined in United States Federal Regulation 21 C.F.R. §312.21 or the corresponding regulation in jurisdictions other than the United States.

1.64                        “Phase II Trial” means, as to a specific pharmaceutical product, a controlled and lawful study in humans of the feasibility, safety, dose ranging and efficacy of such product, which study is prospectively designed to generate sufficient data (if successful) to commence a Phase III Trial of such product, as further defined in United States Federal Regulation 21 C.F.R. §312.21 or the corresponding regulation in jurisdictions other than the United States.

1.65                        “Phase III Trial” shall mean a human clinical trial of the Licensed Product designed to establish that a pharmaceutical product is safe and efficacious for its intended use and to determine warnings, precautions and adverse reactions that are associated with such pharmaceutical product in the dosage range to be prescribed, which trial is intended to support marketing approval of the Licensed Product, including all tests and studies that are required by the FDA from time to time, pursuant to Applicable Law or otherwise, including the trials referred to in 21 C.F.R. §312.21(c), as amended.

1.66                        “Pre-Clinical Trial” means, as to a specific pharmaceutical product, non-clinical studies in support of a Regulatory Approval.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

1.67                        “Prime Award” means Cooperative Agreement 1U01AI082224-01 awarded by the National Institute of Allergy and Infectious Disease, National Institutes of Health to Emergent with Sukjoon Park, PhD, as the Principal Investigator.

1.68                        “Project Technology” shall have the meaning set forth in the Subcontract.

1.69                        “Receiving Party” shall have the meaning set forth in Section 4.1.1.

1.70                        “Regulatory Approval” shall mean any and all approvals (including pricing and reimbursement approvals), governmental licenses, registrations or authorizations of any Regulatory Authority, necessary for the Exploitation of the Licensed Products in the Field in a country in the Territory, including any (a) approval of any Licensed Product (including any INDs, IDEs, Marketing Authorizations and supplements and amendments thereto); (b) pre- and post-approval marketing authorizations (including any prerequisite Manufacturing approval or authorization related thereto); (c) labeling approval; and (d) technical, medical and scientific licenses.

1.71                        “Regulatory Authority” shall mean any applicable supra-national, federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils or other government entities regulating or otherwise exercising authority with respect to the Exploitation of the Licensed Products in the Field in the Territory.

1.72                        “Regulatory Documentation” shall mean all applications, registrations, governmental licenses, authorizations and approvals (including all Regulatory Approvals), all correspondence submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents and all clinical studies and tests, relating to any Licensed Product or component thereof, and all data contained in any of the foregoing, including all INDs, IDEs, Marketing Authorizations, regulatory drug lists, advertising and promotion documents, adverse event files, complaint files and Manufacturing records and any Drug Master Files.

1.73                        “Statement of Work” shall mean the scope of work set forth in Appendix A of the Subcontract.

1.74                        “Subcontract” shall mean that certain subcontract under the Prime Award entered into by and between the Parties effective January 6, 2010 attached hereto in Exhibit A and as such subcontract may be amended from time to time in accordance with its terms.

1.75                        “Territory” shall mean all the countries of the world.

1.76                        “Third Party” shall mean any Person other than Emergent, Aridis and their respective Affiliates.

1.77                        “Third Party Claim” shall have the meaning set forth in Section 7.3.2.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

1.78                        “Trademark” shall include any word, name, symbol, color, designation or device or any combination thereof, including any trademark, trade dress, brand mark, trade name, brand name, logo or business symbol.

1.79                        “USPTO” shall mean the United States Patent and Trademark Office and any successor agency thereto, or the equivalent entity in other countries or regulatory jurisdictions in the Territory.

1.80                        “Vaccine Project Technology” shall have the meaning set forth in the Subcontract.

1.81                        “Valid Patent Claim” means (a) a claim of a pending patent application that has been filed, and is being prosecuted in good faith, that has not been canceled, withdrawn, abandoned or pending for more than ten (10) years from the earliest claimed priority date, or (b) an issued patent that has not expired or been canceled, been declared invalid or unenforceable by a decision of a court or other appropriate body of competent jurisdiction, from which no appeal is or can be taken, been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, or been abandoned or disclaimed.

1.82                        “VHF” means viral hemorrhagic fever.

ARTICLE II
Development and Commercialization

2.1                               Development and Commercialization Activities.  Emergent and its Affiliates shall have the exclusive right to Exploit the Licensed Products in the Field in the Territory, and shall be solely responsible for any costs and expenses it incurs in connection with such Exploitation.

2.2                               Diligence Obligations.  Emergent shall make Diligent Efforts to Exploit at least one Licensed Product for each of the Exclusive Indications.  Prior to receipt of the first Marketing Authorization for a Licensed Product in each Exclusive Indication, “Diligent Efforts” in this Section shall require, and be deemed satisfied if, Emergent (directly or through Affiliates or sublicensees) either: (a) demonstrates the allocation of resources to Development under a product development plan, and uses commercially reasonable efforts to progress under such plan; or (b) or secures or uses commercially reasonable efforts to secure (by filing good faith responses to requests for proposals issued by the United States government or other foreign governments, or otherwise), a governmental contract or award for purchase of Licensed Products in an indication, and in good faith considers Aridis as development subcontractor in such filings and awards.  Emergent shall share details regarding its Development plans and Exploitation efforts with Aridis periodically upon request; provided, however that such requests shall not exceed one (1) time per year.  For the avoidance of doubt, Emergent has made Diligent Efforts with respect to anthrax and botulism and thus Emergent’s diligence obligations have been met for anthrax and botulism.

2.3                               Communications with Regulatory Authorities.  Emergent or its designee shall have the sole right (except where Aridis is legally so required) to conduct all communications with

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended the Regulatory Authorities with regard to the Exploitation of the Licensed Products in the Field in the Territory.

2.4                               Regulatory Approvals.  Emergent or its designee shall have the sole right to prepare and maintain all regulatory submissions and respond to all inquiries from Regulatory Authorities with respect to (a) Regulatory Approvals for Licensed Products in the Field in the Territory and (b) Development activities that are conducted in support of such Regulatory Approvals.  All INDs, IDEs, Marketing Authorizations and other filings, applications or requests made pursuant to or in connection with the Regulatory Approvals shall be made in the name of Emergent or its designee, unless Applicable Law requires that a Regulatory Approval be granted solely or jointly (with Emergent) in the name of Aridis or its Affiliates, in which case Aridis shall, or shall cause its Affiliates to, as applicable, take such actions as may be required to effect the assignment of such Regulatory Approval to Emergent to the extent permitted by Applicable Law.  Emergent or its designee shall prepare, file, maintain and hold all regulatory filings for the Licensed Products and shall keep Aridis informed of the initial filing, and final approval of, any application for Regulatory Approval of a Licensed Product in the Territory.  Upon Emergent’s request and at its expense (if any; such expenses shall be discussed by the Parties in advance in good faith), Aridis shall, and shall cause its Affiliates to, provide to Emergent or its designee all information in the possession of Aridis or its Affiliates that is reasonably necessary to support any and all applications for Regulatory Approval of the Licensed Products in the Territory.

2.5                               Reports.  Emergent shall furnish to Aridis within 60 days after the end of each year until the year after the year of the First Sale, annual progress reports describing the Development activities with respect to the Licensed Products that Emergent has performed or has caused to be performed.

2.6                               Rights and Obligations.  Any and all rights of Emergent under this ARTICLE II are intended, and shall be construed, to benefit such of its Affiliates and sublicensees as and to the extent Emergent may designate from time to time.  Further, Emergent shall have the right to satisfy any or all of its obligations under this ARTICLE II through one or more of its Affiliates or permitted sublicensees.

ARTICLE III
License Grants

3.1                               Grants to Emergent.  Subject to ARTICLE X, Aridis hereby grants to Emergent and its Affiliates, and shall cause Aridis’ Affiliates to grant to Emergent and its Affiliates:

(a)                                 an exclusive, perpetual, royalty-bearing license under the Aridis Patents and Aridis Know-How (excluding the BYU Technology) to Exploit Licensed Products for the Exclusive Indications in the Field in the Territory;

(b)                                 an exclusive royalty-bearing license to the Aridis’ rights to the BYU Technology to Exploit Licensed Products for the Exclusive Indications in the Field in the Territory;

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

(c)                                  a non-exclusive, royalty-bearing license under the Aridis Patents and Aridis Know-How to Exploit Licensed Products for the Non-exclusive Indications in the Field in the Territory; and

(d)                                 a non-exclusive, fully paid up license and right of reference, under any Regulatory Documentation owned or Controlled by Aridis or any of its Affiliates, to Exploit Licensed Products in the Field in the Territory.

3.2                               Sublicenses.  Emergent and its Affiliates may grant sublicenses (through multiple tiers of sublicensees) under the licenses granted in Section 3.1, for the purpose of enabling Third Parties to Exploit the Licensed Products in the Field.  All sublicenses granted by Emergent, directly or through tiers, shall be subject to the terms and conditions of this Agreement and the BYU License, and shall be under written agreement with express provisions to this effect.  No sublicense shall relieve Emergent of any responsibilities under this Agreement.  Emergent shall forward a copy of each sublicense agreement within thirty (30) days of execution.

ARTICLE IV
Confidentiality and Nondisclosure

4.1                               Confidential Information.

4.1.1                     Defined.  During the Term and subject to the terms and conditions of this Agreement, a Party (the “Disclosing Party”) may communicate to the other Party (the “Receiving Party”) information in connection with the discussions and negotiations pertaining to this Agreement or the performance of its obligations under this Agreement, including, without limitation, any information regarding Licensed Products; know-how and any tangible embodiments thereof; reports provided pursuant to this Agreement; data; knowledge; practices; protocols; standard operating procedures; processes; ideas; research plans; engineering designs and drawings; research data; manufacturing processes and techniques; scientific and manufacturing information and plans, marketing and business plans, and financial and personnel matters relating to a Party or its present or future products, sales, suppliers, customers, employees, investors or business (collectively, “Confidential Information”).

4.1.2                     Exclusions.  Notwithstanding the foregoing, any information of a Party will not be deemed Confidential Information with respect to the Receiving Party for purposes of this Agreement if such information:

(a)                                 was already known or available to the Receiving Party or its Affiliates, other than under an obligation of confidentiality or non-use to the Disclosing Party, at the time of disclosure to the Receiving Party, as evidenced by the Receiving Party’s written records;

(b)                                 was generally available or known to parties reasonably skilled in the field to which such information pertains, or was otherwise part of the public domain, at the time of its disclosure to the Receiving Party;

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

(c)                                  became generally available or known to parties reasonably skilled in the field to which such information pertains, or otherwise became part of the public domain, after its disclosure to the Receiving Party through no fault of or breach of its obligations by the Receiving Party;

(d)                                 was disclosed to the Receiving Party, other than under an obligation of confidentiality or non-use, by a Third Party who had no obligation to the Party that Controls such information not to disclose such information to others; or

(e)                                  was independently discovered or developed by the Receiving Party or its Affiliates, as evidenced by their written records, without the use of, and by personnel who had no access to, Confidential Information belonging to the Party that Controls such information.

Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of a Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of such Party.  Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of a Party merely because individual elements of such Confidential Information are in the public domain or in the possession of such Party unless the combination and its principles are in the public domain or in the possession of such Party.

4.2                               Disclosure and Use Restriction.  Except as expressly provided herein, the Parties agree that, during the term of this Agreement and for ten (10) years thereafter, each Party and its Affiliates and sublicensees shall keep completely confidential and shall not publish or otherwise disclose any Confidential Information of the other Party, its Affiliates or sublicensees.  Neither Party may use any Confidential Information of the other Party without such other Party’s consent, except as expressly permitted by this Agreement.

4.3                               Authorized Disclosure.  Each Party may use and disclose Confidential Information of the other Party to the extent that such use and disclosure is:

4.3.1                     made in response to a valid order of a court of competent jurisdiction or other governmental or regulatory body of competent jurisdiction; provided, however, that such Party shall first have given notice to such other Party and given such other Party a reasonable opportunity to quash such order and to obtain a protective order requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or governmental or regulatory body or, if disclosed, be used only for the purposes for which the order was issued; and provided, further, that if a disclosure order is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such court or governmental order shall be limited to that information which is legally required to be disclosed in response to such court or governmental order;

4.3.2                     otherwise required by law; provided, however, that the Disclosing Party shall provide such other Party with notice of such disclosure in advance thereof to the extent practicable;

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

4.3.3                     made by such Party to the regulatory authorities as required in connection with any filing of requests for Regulatory Approvals, or similar applications; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information;

4.3.4                     made by such Party, in connection with the performance of this Agreement, to Affiliates, permitted sublicensees, research parties, employees, consultants, advisors, representatives or agents, (including, for Aridis or BYU) each of whom prior to disclosure shall be bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article IV;

4.3.5                     made by such Party to existing or potential acquirers or merger candidates; existing or potential pharmaceutical collaborators (to the extent contemplated under this Agreement); or Affiliates, each of whom prior to disclosure must be bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article IV;

4.3.6                     made in a patent application filed in conformance with this Agreement, with the requirement that the Party who did not draft the patent application shall have a reasonable time to review the patent application but under no circumstances less than thirty (30) days prior to the filing of the patent application;

4.3.7                     made in satisfaction of such Party’s duty of candor and good faith dealing with the USPTO as set forth in 37 C.F.R. §1.56 or any foreign equivalent thereof; or

4.3.8                     made by such Party in satisfaction of a USPTO requirement of submission of information as set forth in 37 C.F.R. §1.105 or any foreign equivalent thereof.

4.3.9                     made in a development report submitted to a government agency in satisfaction of a reporting requirement of a government license.

4.4                               Terms of Agreement to be Maintained in Confidence.  Subject to the provisions of this Section, the Parties agree that the terms of this Agreement are deemed Confidential Information of both Parties and are subject to the restrictions on use and disclosure set forth herein.  The Parties agree that Aridis shall provide a copy of this Agreement to Brigham Young University as provided in Section 2.4 of the BYU License.  Aridis agrees to act with diligence to execute a three way Confidential Disclosure Agreement with Emergent and Brigham Young University prior to the disclosure of the terms and conditions of this Agreement to Brigham Young University.

4.5                               Use of Name.  Neither Party shall make public use of the other Party’s name except (a) in connection with announcements and other permitted disclosures relating to this Agreement and the activities contemplated hereby, (b) as required by Applicable Law, and (c) otherwise as agreed in writing by such other Party; provided, however, that Emergent and its Affiliates and sublicensees shall have the right to use the name of Aridis to the extent reasonably necessary in connection with the Exploitation of the Licensed Products with the prior consent of Aridis, which shall not be unreasonably withheld, conditioned or delayed.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

4.6                               Press Releases; Publication.  The Parties shall cooperate with respect to the timing and content of communications with the public regarding the activities contemplated by this Agreement.  Subject to 4.3.2, the content of any press releases pertaining to this Agreement shall require the prior written approval of both Parties.

ARTICLE V
Payments and Reports

5.1                               Up-Front Payments.  In partial consideration of the licenses and other rights granted herein, subject to the terms and conditions set forth in this Agreement, Emergent shall make the following non-refundable, non-creditable payments to Aridis within thirty (30) days of receipt by Emergent from Aridis of a written invoice thereof:

5.1.1                     [***] within thirty (30) days of execution of this Agreement;

5.1.2                     [***] within thirty (30) days of execution of this Agreement as an additional milestone for Emergent’s receipt of the Prime Award;

5.1.3                     [***] on the six month anniversary of the Effective Date; and

5.1.4                     [***] on the nine month anniversary of the Effective Date.

5.2                               Regulatory Milestone Payments.  Emergent shall promptly inform Aridis of the achievement of each of the milestones set forth below by Emergent or any of its Affiliates or, if applicable, any Emergent sublicensee.  In partial consideration of the licenses and other rights granted herein and subject to the terms and conditions set forth in this Agreement, Emergent shall make the following non-refundable milestone payments to Aridis within thirty (30) days of receipt by Emergent from Aridis of a written invoice therefor:

5.2.1                     [***]at the first dosing of the first subject in the first Phase I Clinical Trial of a Licensed Product;

5.2.2                     [***] at the first dosing of the first subject in the first Phase II Clinical Trial of a Licensed Product;

5.2.3                     [***] upon the earlier of (i) the first dosing of the first subject in the first Phase III Clinical Trial of a Licensed Product and (ii) award of a contract executed by HHS, or any successor agency thereto, for the manufacture and delivery of a Licensed Product for placement in the Strategic National Stockpile;

5.2.4                     [***] upon the first submission of a Marketing Authorization in the United States, Japan or any EU Member State with respect to a Licensed Product;

5.2.5                     [***] upon the First Sale after receipt of the first Marketing Authorization for a Licensed Product;

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

Emergent shall make the foregoing milestone payments to Aridis for the first Licensed Product per Biodefense Indication within the Field.  These payments will be made only once per Licensed Product per Biodefense Indications within the Field.

5.3                               Sales-Based Milestone Payments.  Emergent shall promptly inform Aridis of the achievement of each of the milestones set forth below by Emergent or any of its Affiliates or, if applicable, any Emergent sublicensee.  In partial consideration of the licenses and other rights granted herein and subject to the terms and conditions set forth in this Agreement, Emergent shall make the following non-refundable milestone payments to Aridis within thirty (30) days of receipt by Emergent from Aridis of a written invoice therefor:

5.3.1                     [***]upon achieving annual Net Sales of an aggregate amount of One Hundred Million Dollars ($100,000,000);

5.3.2                     [***] upon achieving annual Net Sales of an aggregate amount of Two Hundred Million Dollars ($200,000,000); and

5.3.3                     [***] upon achieving annual Net Sales of an aggregate amount of Five Hundred Million Dollars ($500,000,000).

5.4                               Emergent Royalty Payments.  Subject to Sections 5.5, 5.6, and 5.7, in partial consideration of the licenses and other rights granted herein and subject to the terms and conditions set forth in this Agreement, Emergent, on a Licensed Product-by-Licensed Product basis, shall pay to Aridis on account of sales of such Licensed Product by Emergent or its Affiliates or sublicensees, commencing upon the First Sale of such Licensed Product in such country, royalties in an amount equal to:

5.4.1                     [***] on that portion of annual Net Sales of such Licensed Product in such country in such Calendar Year up to [***],

5.4.2                     [***] on that portion of annual Net Sales of such Licensed Product in such country in such Calendar Year that exceeds [***] but is not more than [***]provided, however that if BYU Technology is used, then the rate shall be [***] and

5.4.3                     [***] on that portion of annual Net Sales of such Licensed Product in such country in such Calendar Year that exceeds [***]provided, however that if BYU Technology is used, then the rate shall be [***].

5.5                               Royalty Step-Down.  The royalties payable pursuant to Section 5.4 shall be reduced to [***] on a country by country basis, during any period in which there are no Valid Claims of any Aridis Patent that would be infringed by the Exploitation of such Licensed Product in such country in the absence of the license and sublicense grants hereunder.

5.6                               Royalty Stacking.  Emergent may reduce the amount of royalties payable to Aridis under Sections 5.4, 5.5 and 5.7 by an amount of up to [***] of any other royalties paid to a Third Party by Emergent or its Affiliates or sublicensees in connection with the Exploitation of a Product

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended in the Field, in order to practice the Aridis Patents and/or Aridis Know-How; provided (a) the other royalties must be for a stabilization technology incorporated into the Licensed Product, (b) the royalty paid by Emergent to Aridis may be reduced by no more than [***] and (c) the royalty paid by Emergent to Aridis shall not be less than [***].

5.7                               Reduction in Royalties for Compulsory Licenses.  In the event that a court or a governmental agency of competent jurisdiction requires Emergent or one of its Affiliates or sublicensees to grant a compulsory license to a Third Party permitting such Third Party to make and sell a Licensed Product in a country in the Territory, then all Net Sales of such Licensed Product sold by such Third Party in such country shall be excluded from the royalty calculations set forth in Section 5.4, and the royalty rate to be paid by Emergent on such Net Sales shall automatically be reduced to the lesser of (a) the applicable royalty rate calculated in accordance with Sections 5.4, 5.5, and 5.6 with respect to such Net Sales, or (b) [***] of the royalty rate under such compulsory license, during the time period when such compulsory license is in effect and being exercised.

5.8                               Royalty Term.  Emergent’s royalty obligations under Sections 5.4, 5.5 and 5.6 shall terminate, on a Licensed Product-by-Licensed Product basis, on the later to occur of (i) the tenth (10th) anniversary of the First Sale of such Licensed Product in such country and (ii) the expiration date in such country of the last to expire of any Aridis Patent that includes at least one Valid Patent Claim covering the Manufacture (if such Licensed Product is Manufactured in such country), use or sale of such Licensed Product in such country.  Upon termination of the royalty obligations of Emergent under this Section 5.8 with respect to a Licensed Product in a country, the license grants to Emergent in Section 3.1 shall become fully paid-up with respect to such Licensed Product in such country.

5.9                               Third Party Royalties.  Except for payments for BYU Technology set forth under Section 5.4, in the event that the practice of Aridis Know-How and Aridis Patents as licensed hereunder in the Exploitation of Licensed Products by Emergent, its Affiliates or its sublicensees triggers any payment obligations (whether in the form of royalties or other amounts) on the part of Aridis to one or more Third Parties pursuant to any license or other agreements entered into between Aridis and such Third Party(ies), Aridis shall be solely responsible for such payments.  Nothing in this Agreement shall be construed as an obligation upon Aridis to obtain any licensing rights from any Third Parties for any technology; provided however that Aridis shall have the obligation to use its best efforts to maintain those license rights it has which are needed to satisfy its obligations under this Agreement and the Subcontract..

5.10                        Sales to Brigham Young University.  Any sales of Licensed Product to Brigham Young University pursuant to the BYU License shall be excluded from the sales milestones and royalty calculations set forth in Sections 5.3 and 5.4.

5.11                        Reports; Payments.  Following the First Sale, Emergent shall furnish to Aridis a written report for each Calendar Quarter showing (a) invoiced sales and Net Sales (for all of Emergent, Affiliates, and sublicensees), (b) the number of units of each Licensed Product sold on a country-by-country basis during the applicable Calendar Quarter, and (c) the amount owed to such Party pursuant to Section 5.4, 5.5, 5.6, and 5.7, as the case may be.   Reports shall be due and

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended amounts owed to Aridis shall be due and payable sixty (60) days following the close of each Calendar Quarter.

5.12                        Audits.

5.12.1              Upon the written request of Aridis and not more than once in each Calendar Year, Emergent shall permit an independent certified public accounting firm of internationally recognized standing selected by Aridis, and reasonably acceptable to Emergent, to have access during normal business hours, and upon reasonable prior written notice, to such of the records of Emergent as may be reasonably necessary to verify the accuracy of the reports provided in accordance with Section 5.11, for any Calendar Year ending not more than thirty-six (36) months prior to the date of such request.  The accounting firm shall disclose to the Parties only whether the financial statements and any related invoices are correct or incorrect and the specific details concerning any discrepancies.  If such accounting firm concludes that Emergent owed additional amounts to Aridis during such period, Emergent shall pay Aridis the difference between the amount actually owed, as determined by the accounting firm, and the amount actually paid by Emergent, with interest from the date originally due at the rate provided in Section 5.13, within thirty (30) days after the date on which such accounting firm’s written report is delivered to Aridis.  If such accounting firm concludes that Emergent has overpaid Aridis during such period, Aridis shall pay such difference to Emergent within thirty (30) days after the date of delivery of such report.  If, and only if, Emergent has underpaid Aridis during such period, and the amount of the underpayment is greater than [***] of the total actual amount owed as determined by the accounting firm, Emergent shall bear all costs related to such audit.  In all other cases, Aridis shall bear the cost of such audit.

5.12.2              Emergent shall include in each sublicense granted by it pursuant to this Agreement a provision requiring the sublicensee to make reports to Emergent, to keep and maintain records of sales made pursuant to such sublicense and to grant access to such records by Aridis’ independent accountant to the same extent required of Emergent under Section 5.12.1.  Upon the expiration of thirty-six (36) months following the end of any Calendar Year, the calculation of amounts payable with respect to such year shall be binding and conclusive upon Aridis, and Emergent and its licensees or sublicensees, as applicable, shall be released from any liability or accountability with respect to amounts payable for such year.

5.12.3              Aridis shall treat all information subject to review under this ARTICLE V in accordance with the confidentiality provisions of ARTICLE IV and shall cause its accounting firm to enter into a reasonably acceptable confidentiality agreement with Emergent obligating such firm to retain all such financial information in confidence pursuant to such confidentiality agreement.

5.13                        Payment; Interest.

5.13.1              All payments to be made by a Party to the other Party under this Agreement shall be made in United States dollars by wire transfer in immediately available funds to

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended such bank account designated in writing by the receiving Party from time to time.  Payments shall be free and clear of any taxes (other than withholding and other taxes imposed on the receiving Party, which shall be for the account of such Party), fees or charges, to the extent applicable.  With respect to payments in currencies other than United States dollars, payments shall be calculated based on currency exchange rates for the month in which the invoice is received.  For each month and each currency, such exchange rate shall equal the arithmetic average of the daily exchange rates for such month listed in The Wall Street Journal, Eastern United States Edition, or, if not so available, as otherwise agreed by the Parties.

5.13.2              Any payments or portions thereof due hereunder which are not paid on the date such payments are due under this Agreement will bear interest at the prime rate, as published in The Wall Street Journal, Eastern United States Edition, on the last Business Day preceding such date.

5.14                        Condition to Emergent Payment.  All the provisions of this Article V are subject to the condition that Aridis successfully amend the BYU License as requested by Emergent in order to allow Aridis to sub-license the BYU Technology to Emergent under the terms that Emergent has requested (the “Condition”).  The Condition shall be removed by written agreement once Emergent is satisfied in its sole discretion that such amendment has been completed.  If the Condition has not been removed within thirty (30) days of execution of this Agreement (“Amendment Deadline”), Emergent shall have the right to terminate this Agreement and shall have no payment obligations to Aridis; provided, however that if the Condition has not been removed by the Amendment Deadline, but Emergent does not provide a notice of termination to Aridis within five (5) days after the expiration of the Amendment Deadline, (a) the Condition shall be deemed satisfied and shall be removed and (b) Emergent shall be required henceforth to satisfy all subsequent payment obligations set forth in this Article V; provided, however that the fees payable under this Article V shall be reduced as agreed upon by the parties to take into account the unavailability of the BYU Technology.  For the avoidance of doubt, the license upfront fees under 5.1.1 and 5.1.2 above shall not accrue unless and until satisfaction or removal of the condition as set out in this section, and shall be payable only 30 days after that satisfaction or removal, upon receipt of a written invoice from Aridis.

ARTICLE VI
Complaints, Adverse Event Reporting and Product Recall

6.1                               Complaints.  Each Party shall maintain a record of any and all complaints it receives with respect to the Licensed Products.  Each Party shall notify the other Party in reasonable detail of any complaint received by it within thirty (30) days and in any event in sufficient time to allow such other Party to comply with any and all regulatory and other requirements imposed upon it in any country in which the Licensed Products are being marketed or distributed.

6.2                               Adverse Event Reporting.  Each Party shall provide the other Party with all information necessary for such other Party to receive in order to comply with all Applicable Law relating to adverse event reporting with respect to the Licensed Products.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

6.3                               Product Recall.

6.3.1                     Notification and Recall.  Emergent shall have the sole right to decide, in its discretion, whether to conduct a recall of any Licensed Product (except in the case of a government-mandated recall) and the manner in which any such recall shall be conducted.

6.3.2                     Recall Expenses.  Emergent shall bear the expenses of any recall of a Licensed Product arising out of its Exploitation of such Licensed Product in the Field in the Territory.

ARTICLE VII
Indemnity

7.1                               Indemnification of Emergent.  Subject to Section 7.3, Aridis shall indemnify Emergent, its Affiliates and its and their respective directors, officers, employees and agents, and defend and save each of them harmless, from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) in connection with any and all suits, investigations, claims or demands (collectively, “Losses”) arising from or occurring as a result of (a) any material breach by Aridis of this Agreement or (b) any gross negligence or willful misconduct of Aridis, its Affiliates or its other permitted subcontractors in performing Aridis’ obligations under this Agreement or (c) any willful misappropriation of Patents or other Intellectual Property of any Third Party impacting the exercise by Emergent or its Affiliates or sublicensees of rights granted in this Agreement to Exploit the Aridis Patents and Aridis Know- How, except for those Losses for which Emergent has an obligation to indemnify Aridis pursuant to Section 7.2, as to which Losses each Party shall indemnify the other to the extent of their respective liability for the Losses.

7.2                               Indemnification of Aridis.  Subject to Section 7.3, Emergent shall indemnify Aridis, its Affiliates and their respective directors, officers, employees and agents, and defend and save each of them harmless, from and against any and all Losses arising from or occurring as a result of (a) any material breach by Emergent of this Agreement, (b) the gross negligence or willful misconduct of Emergent, its Affiliates or its other subcontractors in performing Emergent’s obligations under this Agreement, or (c) the Exploitation of Licensed Products by Emergent or any of its Affiliates or sublicensees, except for those Losses under Section 7.2 (a) and (b) for which Aridis has an obligation to indemnify Emergent and its Affiliates pursuant to Section 7.1, as to which Losses each Party shall indemnify the other to the extent of their respective liability for the Losses.

7.3                               Indemnification Procedure.

7.3.1                     Notice of Claim.  The indemnified Party shall give the indemnifying Party prompt written notice (an “Indemnification Claim Notice”) of any Losses or discovery of fact upon which such indemnified Party intends to base a request for indemnification under Section 7.1 or 7.2, In no event shall the indemnifying Party be liable for any Losses that result from any delay in providing such notice.  Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended that the nature and amount of such Loss is known at such time).  The indemnified Party shall furnish promptly to the indemnifying Party copies of all papers and official documents received in respect of any Losses.  All indemnification claims in respect of a Party, its Affiliates or their respective directors, officers, employees and agents shall be made solely by such Party to this Agreement (the “Indemnified Party”).

7.3.2                     Third Party Claims.  The obligations of an indemnifying Party under this ARTICLE VII with respect to Losses arising from claims of any Third Party that are subject to indemnification as provided for in Sections 7.1 or 7.2 (a “Third Party Claim”) shall be governed by and be contingent upon the following additional terms and conditions:

(a)                                 Control of Defense.  At its option, the indemnifying Party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within thirty (30) days after the indemnifying Party’s receipt of an Indemnification Claim Notice.  The assumption of the defense of a Third Party Claim by the indemnifying Party shall not be construed as an acknowledgment that the indemnifying Party is liable to indemnify any Person seeking indemnification in respect of the Third Party Claim, nor shall it constitute a waiver by the indemnifying Party of any defenses it may assert against any such claim for indemnification.  Upon assuming the defense of a Third Party Claim, the indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the indemnifying Party.  In the event the indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall immediately deliver to the indemnifying Party all original notices and documents (including court papers) received by any indemnified Party in connection with the Third Party Claim.  Should the indemnifying Party assume the defense of a Third Party Claim, the indemnifying Party shall not be liable to the Indemnified Party or any other indemnified Party for any legal expenses subsequently incurred by such indemnified Party in connection with the analysis, defense or settlement of the Third Party Claim.  In the event that it is ultimately determined that the indemnifying Party is not obligated to indemnify, defend or hold harmless an indemnified Party from and against the Third Party Claim, the Indemnified Party shall reimburse the indemnifying Party for any and all costs and expenses (including attorneys’ fees and costs of suit) and any Losses incurred by the indemnifying Party in its defense of the Third Party Claim with respect to such indemnified Party.

(b)                                 Right to Participate in Defense.  Without limiting Section 7.3.2(a), any Indemnified Party shall be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnified Party’s own expense unless (i) the employment thereof has been specifically authorized by the indemnifying Party in writing or (ii) the indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 7.3.2(a) (in which case the Indemnified Party shall control the defense).

(c)                                  Settlement.  With respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim and that will not result in the Indemnified Party’s becoming subject to injunctive or other relief or otherwise adversely affect the business of the Indemnified Party in any manner, and as to which the indemnifying Party shall have acknowledged in writing the obligation to indemnify the Indemnified Party hereunder, the

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the indemnifying Party, in its sole discretion, shall deem appropriate.  With respect to all other Losses in connection with Third Party Claims, where the indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 7.3.2(a), the indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss provided it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed).  The indemnifying Party shall not be liable for any settlement or other disposition of a Loss by an Indemnified Party that is reached without the written consent of the indemnifying Party.  Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, no Indemnified Party shall admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim in a manner that has a materially adverse effect on the indemnifying Party without the prior written consent of the indemnifying Party.

(d)                                 Cooperation.  Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall, and shall cause each other indemnified Party to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith.  Such cooperation shall include access during normal business hours afforded to indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making indemnified Parties and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith.

(e)                                  Expenses.  Except as provided above, the costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any claim shall be reimbursed on a Calendar Quarter basis by the indemnifying Party, without prejudice to the indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

7.4                               LIMITATION ON DAMAGES.  SUBJECT TO SECTIONS 7.1 AND 7.2, EXCEPT IN CIRCUMSTANCES OF GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT, NONE OF EMERGENT, ARIDIS OR ANY OF THEIR RESPECTIVE AFFILIATES SHALL BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF THE OTHER (INCLUDING FOR LOST PROFITS, MILESTONES OR ROYALTIES), WHETHER IN CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY OR OTHERWISE, ARISING OUT OF (A) ANY BREACH OF OR FAILURE TO PERFORM ANY OF THE PROVISIONS OF THIS AGREEMENT, OR (B) THE EXPLOITATION BY EMERGENT OF THE LICENSED PRODUCTS.

7.5                               Insurance.  Each Party shall have and maintain such type and amounts of liability insurance (or program of self-insurance) covering the Exploitation of the Licensed Products as is

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended normal and customary in the pharmaceutical industry generally for a company similarly situated, and shall upon request provide the other Party with a copy of its certificates of insurance in that regard, along with any amendments and revisions thereto.

7.6                               Emergent acknowledges that the provisions of BYU License Section 15, product liability and general indemnification, apply to it as sublicensee, and that Emergent, Affiliates and sublicensees shall have the obligations of “LICENSEE” therein with respect to Licensed Products hereunder, notwithstanding any provision in this Agreement that may be inconsistent.

ARTICLE VIII
Representations and Warranties

8.1                               Representations and Warranties.  Each Party hereby represents, warrants and covenants to the other Party as of the Effective Date as follows:

8.1.1                     Such Party (a) has the corporate power and authority to enter into this Agreement and perform its obligations hereunder, and (b) has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder.

8.1.2                     This Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered a proceeding at law or equity.

8.1.3                     The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (a) do not conflict with or violate any requirement of any provision of the articles of incorporation, bylaws or any similar instrument of such Party in any material way, and (b) do not conflict with, violate, or breach or constitute a default or require any consent under, any contractual obligation or court or administrative order by which such Party is bound.

8.1.4                     All necessary consents, approvals and authorizations of all regulatory and governmental authorities and other Persons required to be obtained by such Party in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder have been obtained.

8.2                               Additional Representations, Warranties and Covenants of Emergent.   Emergent represents, warrants and covenants to Aridis that:

(a)                                 Emergent is a corporation duly organized and in good standing under the laws of the State of Delaware, and has full power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as it is contemplated to be conducted by this Agreement.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

(b)                                 Neither Emergent nor any of its Affiliates has been debarred or is subject to debarment.  Neither Emergent nor any of its Affiliates will use in any capacity, in connection with the performance of its obligations or the exercise of its rights under this Agreement, any Person who has been debarred pursuant to Section 306 of the FFDCA or who is the subject of a conviction described in such section.  Emergent will inform Aridis in writing immediately if it or any Person who is performing any such activities is debarred or is the subject of a conviction described in Section 306 or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the best of Emergent’s knowledge, is threatened, relating to the debarment or conviction of Emergent, any of its Affiliates or any other Person performing such activities.

8.3                               Additional Representations, Warranties and Covenants of Aridis.  Aridis represents, warrants and covenants to Emergent that:

8.3.1                     Aridis is a corporation duly organized, validly existing and in good standing under the laws of California, and has full power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as it is contemplated to be conducted by this Agreement.

8.3.2                     Neither Aridis nor any of its Affiliates has been debarred or is subject to debarment.  Neither Aridis nor any of its Affiliates will use in any capacity, in connection with the performance of its obligations or the exercise of its rights under this Agreement, any Person who has been debarred pursuant to Section 306 of the FFDCA or who is the subject of a conviction described in such section.  Aridis will inform Emergent in writing immediately if it or any Person who is performing any such activities is debarred or is the subject of a conviction described in Section 306 or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the best of Aridis’ knowledge and belief, is threatened, relating to the debarment or conviction of Aridis, any of its Affiliates or any other Person performing such activities.

8.3.3                     To Aridis’ knowledge, (a) it is the sole and exclusive owner of all right, title and interest in and to the Patents listed on Schedule 1.7 with the exception of those Patents identified on Schedule 1.7 as being those owned by Brigham Young University and licensed to Aridis pursuant to the BYU License; (b) except as provided in Schedule 1.7, such rights are not subject to any encumbrance, lien or claim of ownership by any Third Party; and (c) with the exception of the Patents identified as those owned by Brigham Young University and licensed to Aridis pursuant to the BYU License, the grant, use or practice of the licenses granted in Section 3.1 will not trigger any payment obligations of Aridis or any of its Affiliates to any of Aridis’ Affiliates or to any Third Party; Schedule 1.7 is a complete and accurate list as of the Effective Date of all Patents owned or otherwise Controlled by Aridis and its Affiliates and Aridis has disclosed or made available to Emergent all Aridis Know-How in existence as of the Effective Date.

8.3.4                     To Aridis’ knowledge, the Aridis Patents as of the Effective Date are subsisting and are not invalid or unenforceable, in whole or in part.  To Aridis’ knowledge and belief, the Information and Inventions owned or Controlled by Aridis or its Affiliates (the “Aridis Information and Inventions”), the Aridis Patents, the Aridis Know-How and

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended any Regulatory Documentation owned or Controlled by Aridis or its Affiliates (the “Aridis Regulatory Documentation”), existing as of the Effective Date have not constituted or involved the misappropriation of trade secrets or other Intellectual Property or other rights of any Third Party.  Aridis has complied and at all applicable times during the term of this Agreement, will comply with the duties of disclosure, candor and good faith dealing with the USPTO as required by 37 C.F.R. §1.56 and with any foreign equivalents thereto imposed by foreign national or supranational patent offices.  Aridis has complied and at all applicable times during the term of this Agreement will comply with any notice requirements imposed by the United States law and regulations for Aridis Patents conceived as the result of funding by the United States government.  There are no claims, judgments or settlements against or amounts with respect thereto owed by Aridis or any of its Affiliates relating to the Aridis Information and Inventions, the Aridis Patents, the Aridis Know-How or the Aridis Regulatory Documentation,.  No claim or litigation has been brought or threatened by any Person alleging, and Aridis is not aware of any claim, whether or not asserted, that (i) the Aridis Patents are invalid or unenforceable or (ii) the Aridis Information and Inventions, the Aridis Patents, the Aridis Know-How, or Aridis Regulatory Documentation or the disclosing, copying, making, assigning, or licensing of the Aridis Information and Inventions, the Aridis Patents, or the Aridis Know-How, Aridis Regulatory Documentation, or the Exploitation of products embodying the Aridis Information and Inventions, the Aridis Patents, the Aridis Know-How, or the Aridis Regulatory Documentation, including the Exploitation of any Licensed Product, violates, infringes or otherwise conflicts with any intellectual property or proprietary right of any Third Party.

8.3.5                     Except for the license grants in Section 3.1, neither Aridis nor any of its Affiliates has, directly or indirectly, expressly or by implication, by action or omission or otherwise (i) assigned, transferred, conveyed or otherwise encumbered any right, title or interest in or to the Aridis Patents, the Aridis Know-How or the Aridis Regulatory Documentation in the Field; (ii) granted any license or other right, title or interest in or to the Aridis Patents, the Aridis Know-How or the Aridis Regulatory Documentation in the Field; or (iii) agreed to or is otherwise bound by any covenant not to sue for any infringement, misuse or otherwise with respect to the Aridis Patents, the Aridis Know-How or the Aridis Regulatory Documentation in the Field.

8.3.6                     Aridis agrees not to, and agrees to cause its Affiliates not to, directly or indirectly, expressly or by implication, by action or omission or otherwise (i) assign, transfer, convey or otherwise encumber any right, title or interest in or to the Aridis Patents, the Aridis Know-How or the Aridis Regulatory Documentation, (ii) grant any license or other right, title or interest in or to the Aridis Patents, the Aridis Know-How or the Aridis Regulatory Documentation in any manner, or (iii) agree to or otherwise become bound by any covenant not to sue for any infringement, misuse or other action or inaction with respect to the Aridis Patents, the Aridis Know-How or the Aridis Regulatory Documentation, in each case ((i), (ii), and (iii)) that is inconsistent with the grants, assignments and other rights reserved to Emergent and its Affiliates under this Agreement.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

8.3.7                     To the knowledge of Aridis and its Affiliates, there is no actual or threatened infringement by a Third Party of the Aridis Patents, the Aridis Know-How or the Aridis Regulatory Documentation.

8.4                               DISCLAIMER OF WARRANTY.  EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN SECTIONS 8.1, 8.2 AND 8.3, NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

ARTICLE IX
Intellectual Property Provisions

9.1                               Ownership of Project Technology.  Ownership of Project Technology shall be determined by Article 11 of the Subcontract.  All Project Technology owned by Aridis, including Formulation Project Technology and Other Technology, shall be included in the licenses granted in this Agreement.  For avoidance of doubt, Aridis Patents shall include Patents owned by Aridis pursuant to the terms of the Subcontract, and Aridis Know-How shall include know-how owned by Aridis pursuant to the terms of the Subcontract.

9.2                               Ownership of Other Intellectual Property.  For Patents and know-how conceived or reduced to practice during the term of this Agreement and which are not Project Technology, all right, title and interest shall vest according to inventorship as provided by United States patent law.

9.3                               Ownership of Regulatory Documentation and Approvals.  Subject to the licenses and rights of reference granted hereunder, as between the Parties, each Party shall own all right, title and interest in and to any Regulatory Approvals granted to, and any Regulatory Documentation developed by, or on behalf of such Party, its Affiliates, or sublicensees.

9.4                               Development and Use of Trademarks.  Emergent shall have the sole right to select the trademarks to be used with respect to the commercialization of the Licensed Products.  Without the express permission of Emergent, Aridis shall not, and shall not permit its Affiliates to use in their respective businesses, any trademark that is confusingly similar to, misleading or deceptive with respect to, or that dilutes any such trademark selected by Emergent, or any part of such trademarks.

9.5                               Prosecution of Aridis Patents.

9.5.1                     Reporting of New Inventions.  Aridis shall promptly report to Emergent in writing any new inventions which encompass Aridis Know-How or Aridis Patents and which may be reasonably deemed necessary or useful to Exploit Licensed Product in the

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

Field during the term of this Agreement.  Emergent shall have the opportunity to review and comment on any patent applications relating to such new inventions prior to filing.

9.5.2                     Prosecution.  Aridis shall provide Emergent once per year with an updated list of all Aridis Patents, which shall include their filing date, priority date, grant date and filing status.

(a)                                 Subject to Section 9.5.5 and unless otherwise instructed by Emergent, Aridis shall diligently file and prosecute the Exclusive Field Aridis Patents in the countries and regions specified in Schedule 9.5.2 (provided that this obligation shall not apply to the BYU Technology or any other Aridis Patents which have already entered national phase prosecution prior to the Effective Date of this Agreement).  On issuance and unless otherwise instructed by Emergent, Aridis shall maintain Exclusive Field Aridis Patents in full force in such countries.  Emergent shall reimburse Aridis for the reasonable costs and expenses of filing, prosecution and maintenance of Exclusive Field Aridis Patents.  Aridis will, and will instruct its counsel to, cooperate fully with Emergent with respect to patent prosecution matters relating to Exclusive Field Aridis Patents.  Aridis shall provide Emergent with copies of all material submissions and correspondence with any patent authorities for the Exclusive Field Aridis Patents, and shall provide Emergent with an opportunity to comment upon any such correspondence such that Emergent will have a reasonable time to respond to such submissions, such period to be no less than thirty (30) days to the extent reasonably possible.  The aforementioned notwithstanding, with respect to applications that relate to BYU technology Aridis shall only be required to provide Emergent with such submissions, correspondence, and commenting rights if the applications are in its possession or control and all obligations herein (throughout this article 9) apply only to the extent of Aridis’ rights under the BYU License.

(b)                                 With respect to the Other Aridis Patents, Aridis shall be responsible, at its sole cost and expense, for obtaining, prosecuting and maintaining the Other Aridis Patents unless otherwise agreed.  Aridis shall use commercially reasonable efforts to obtain, prosecute and maintain Other Aridis Patents which are necessary or reasonably useful to Aridis in developing one or more Licensed Products and to Emergent in Exploiting one or more Licensed Products.  Aridis shall keep Emergent reasonably informed of the filing status and prosecution of such patents by forwarding copies of any material correspondence from patent authorities relating thereto indicating that patent rights in any given jurisdiction are granted, lost, forfeited, extended, restored, or terminated or otherwise altered.

9.5.3                     Interference, Opposition, Re-examination and Reissue of Aridis Patents.  In addition to Aridis’ other obligations pursuant to this Section 9, for the Aridis Patents:

(a)                                 Aridis shall inform Emergent of any request for, or filing or declaration of, any interference, opposition, revocation or re-examination, or equivalent to any of the foregoing actions, relating to any Aridis Patents within thirty (30) days of such event.  Aridis shall consult with Emergent to determine the appropriate course of action with respect to such proceeding;

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

(b)                                 Aridis shall not institute any re-examination, or reissue proceeding relating to any Exclusive Field Aridis Patent without the prior written consent of Emergent, which consent shall not be unreasonably withheld;

(c)                                  in connection with any interference, opposition, reissue, revocation or reexamination proceeding relating to Exclusive Field Aridis Patents or Other Aridis Patents that may be reasonably deemed necessary or useful to Exploit Licensed Product in the Field, whether commenced prior to the Effective Date or at any time prior to termination or expiration of this Agreement, Emergent and Aridis shall cooperate fully and shall provide each other with any information or assistance that either may reasonably request.  Aridis shall keep Emergent informed of developments in any such action and proceeding, including, to the extent permissible, the status of any settlement negotiations and the terms of any offer related thereto; and

(d)                                 each Party shall bear its own expense of any interference, opposition, reexamination, or reissue proceeding relating to the Aridis Patents.

9.5.4                     Patent Term Restoration.

(a)                                 For Exclusive Field Aridis Patents, Aridis shall seek patent term restoration where such term restoration appears to be available pursuant to 35 USC § 156 and/or pursuant to the equivalent provisions of other national intellectual property laws or supplemental protection certificates or their equivalents in any country in the Territory where applicable Aridis Patents have issued.

(b)                                 For Other Aridis Patents which may be reasonably deemed necessary or useful to Exploit Licensed Product in the Field, Emergent may request that Aridis seek patent term restoration where such term restoration appears to be available pursuant to 35 USC § 156 and/or pursuant to the equivalent provisions of other national intellectual property laws or supplemental protection certificates or their equivalents in any country in the Territory where applicable Aridis Patents have issued, provided however, that Aridis may refuse to seek such restoration if and when procuring such restoration is not deemed commercially reasonable.  In the event that Aridis refuses to seek patent term restoration under this section, Emergent may pay for such restoration to be pursued on Aridis’s behalf.  To the extent that such restoration is successful, the term for the extended patents (to the extent such term is thereby extended) shall be treated as Aridis Know-How for the purposes of Section 5 and subject to the royalty step- down provisions of Section 5.5

9.5.5                     Election not to File, Prosecute or Maintain.

(a)                                 For Exclusive Field Aridis Patents, if Aridis elects not (i) to pursue in any country the filing, prosecution (including any interferences, re-issue proceedings or re-examination) or maintenance (including the defense of oppositions) of such Aridis Patents; or (ii) to take any other action with respect to such Aridis Patents in a country that is necessary or useful to establish or preserve rights thereto, then Aridis shall notify Emergent promptly in writing to enable Emergent to meet any deadline by which an action must be taken to establish or preserve a right in such Aridis Patents in such country; provided, however, that the written notice shall be made at least thirty (30) days prior to such deadline.  Emergent shall have the right, but not the

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended obligation, to pursue the filing or registration, or support the continued prosecution or maintenance, of such Aridis Patents in such country through patent attorneys of its choice.  If Emergent elects to pursue such filing or registration, as the case may be, or continue such support, then Emergent shall notify Aridis of such election and Aridis shall reasonably cooperate with Emergent in this regard.  Such filings and registrations (including any rights that would have lapsed but for action taken by Emergent) with respect to the Exclusive Field Aridis Patents shall be treated as Aridis Know-How for the purposes of Section 5 and subject to the royalty step-down provisions of Section 5.5.

9.6                               Enforcement of Aridis Patents.

9.6.1                     Rights and Procedures.  If either Party determines that any Aridis Patent or Aridis Know-How is being infringed or misappropriated by a Third Party’s activities and that such infringement or misappropriation could affect the exercise by Emergent of its rights and obligations under this Agreement, it shall notify the other Party in writing and provide it with any evidence of such infringement or misappropriation that is reasonably available.  Aridis and Emergent shall meet and discuss in good faith the infringement, misappropriation or certification, and, if desired by Emergent and to the extent not inconsistent with rights granted by Aridis to Third Parties, shall in good faith negotiate terms under which Emergent may pursue infringement proceedings against the infringing, misappropriating, or certification filing Third Party.  Such negotiation shall take into account the scope of rights granted under this Agreement and allow pursuit of infringement to the extent impacting the rights granted hereunder, and shall provide appropriate sharing of any awards and settlement (in the case of BYU technology, including sharing with BYU), including any Emergent lost sales or lost profits, and appropriate reimbursement of Aridis and Affiliate and BYU and Emergent costs, if any.  All costs of such proceedings shall be borne by the instigating Party and recovered first out of any settlement or award.

9.6.2                     Certification Under FFDCA.  Aridis shall inform Emergent of any certification regarding any Aridis Patents that Aridis receives pursuant to either 21 U.S.C. §§355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV) or such similar laws as may exist in jurisdictions other than the United States, and shall provide Emergent with a copy of such certification within five (5) days of receipt.  Aridis’ and Emergent’s rights with respect to the initiation and prosecution of any legal action as a result of such certification or any recovery obtained as a result of such legal action shall be as defined in Section 9.6.1.

9.6.3                     Certification Under Drug Price Competition and Patent Restoration Act.  Aridis and Emergent each shall immediately give notice to the other of any certification of which they become aware that a Third Party files under the United States Drug Price Competition and Patent Term Restoration Act of 1984 claiming that Aridis Patents covering Licensed Products are invalid or that infringement will not arise from the manufacture, use or sale of Licensed Products by such Third Party.  Aridis’ and Emergent’s rights with respect to the initiation and prosecution of any legal action as a result of such certification or any recovery obtained as a result of such legal action shall be as defined in Section 9.6.1.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

9.7                               Infringement of Third Party Rights.  Notification of Aridis Litigation.  In the event that a Third Party institutes a suit against Aridis or its Affiliates for Patent infringement, a declaratory action of noninfringement and/or invalidity, trade secret misappropriation or other Intellectual Property-related action, Aridis shall notify Emergent in writing within thirty (30) days of learning of such suit.

ARTICLE X
Term; Termination; Remedies

10.1                        Term and Expiration.  This Agreement shall become effective as of the Effective Date and unless terminated earlier pursuant to this ARTICLE X shall continue in effect until expiration of all royalty obligations hereunder, following which Emergent shall have a fully paid, nonexclusive, irrevocable license under the Aridis Know How to Exploit Licensed Products.

10.2                        Termination by Emergent without Cause.  Emergent shall have the right to terminate this Agreement in its entirety or with respect to one or more countries and with respect to one or more Licensed Products, at any time in its sole discretion, upon thirty (30) days’ written notice to Aridis.

10.3                        Termination by Mutual Agreement of the Parties.  This Agreement may be terminated by mutual agreement of the Parties at any time during the term of this Agreement for any reason.

10.4                        Consequences of a Material Breach by Either Party.

10.4.1              In the event that either Party (the “Breaching Party”) shall be in material breach in the performance of any of its material obligations under this Agreement, in addition to any other right and remedy the other Party (the “Complaining Party”) may have, the Complaining Party shall be entitled to the remedies set forth in this Section 10.4 if such material breach remains uncured ninety (90) days’ after receipt by the Breaching Party of a notice of breach, specifying the breach; provided, however that if such breach cannot be cured within ninety (90) days but the Breaching Party is making a bona fide effort to cure such breach, the commencement of the remedies set forth in Section 10.4 shall be delayed in order to permit the Breaching Party a reasonable period of time to remedy the breach, which shall be negotiated in good faith by the Parties.

10.4.2              Any dispute between the Parties as to whether a material breach has occurred by one Party shall be resolved in accordance with Section 11.8.

10.4.3              In the event that it is determined pursuant to Section 10.4 and/or Section 11.8 that a material breach has occurred, the Complaining Party shall be entitled to the following:

(a)                                 In the event that Emergent is the Complaining Party and it is determined that Aridis has committed a material breach, the Parties agree that the royalties required pursuant to Section 5.4 shall be reduced by [***] and all subsequent milestone payment requirements

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended pursuant to Sections 5.2 and 5.3 shall be held until determination of monetary damages by a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association then in effect (subject to the limitation of liability set out in Section 7.4)

(b)                                 In the event that Aridis is the Complaining Party and it is determined that Emergent has committed a material breach, the Parties agree that the remedy shall be monetary compensation; provided, however that Aridis in all circumstances retains the right to: (i) terminate this Agreement in the event that Emergent: (x) challenges the validity or enforceability of one of the Aridis Patents unless such challenge is in defense of a claim of or action for infringement or misappropriation brought by Aridis, (y) fails to pay five (5) consecutive payments required under Section 5 hereunder that are finally judicially determined to be due and owing or (z) fails to satisfy indemnification payment obligations that are finally judicially determined to be due and owing or (ii) pursue specific performance of obligations of Emergent in the event of a material breach of Article 3, Article 6, Article 7, and Section 8.2 (for avoidance of doubt, the Parties agree that Aridis retains all rights in law (to enforce patents, pursue infringement, or otherwise) whether pertaining to Emergent or any sublicensee or any other Third Party with respect to any practice of Aridis Know-how or Aridis Patents that is not authorized by the scope of the license grant in Article 3).  For a material payment breach, Aridis shall be entitled to an amount equal to any payment amounts outstanding plus [***] of the total outstanding payment amount.  For any other material breach, Aridis shall be entitled to an amount to be determined by a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association then in effect (subject to the limitation of liability set out in Section 7.4).

10.4.4              Rights Cumulative.  The rights and remedies in this Section 10.4 shall be cumulative and in addition to any other rights or remedies that may be available hereunder.

10.5                        Accrued Rights; Survival; Work in Progress.

10.5.1              Accrued Rights.  Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination or expiration.  Such termination or expiration shall not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement.

10.5.2              Survival.  Sections 4, 5.11, 5.12, 5.13, 10.7, 11.3, 11.5, 11.6, 11.7, 11.9, 11.11, 11.13, and this Section 10.5, and ARTICLE IV, VI, and VII, shall survive the termination or expiration of this Agreement for any reason.  In addition, Section 10.4 shall survive the termination of this Agreement by Emergent.

10.5.3              Work-in-Progress.  Upon termination of this Agreement by Aridis pursuant to Section 10.4, Emergent shall be entitled to (i) finish any work-in-progress for a period of one hundred eighty (180) days following termination, (ii) deliver Licensed Product under a Government Procurement Contract, and (iii) for the duration of the shelf-life of any inventory of the Licensed Products that remains on hand as of the date of the termination, sell such inventory so long as Emergent pays Aridis the royalties applicable

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended to said subsequent sales in accordance with the terms and conditions set forth in this Agreement.

10.6                        Termination upon Insolvency.  Either Party may terminate this Agreement upon thirty (30) days’ written notice if the other Party shall file in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of that Party or of its assets, or if the other Party proposes a written agreement of composition or extension of its debts, or if the other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof, or if the other Party shall propose or be a Party to any dissolution or liquidation, or if the other Party shall make an assignment for the benefit of its creditors.

10.7                        Rights in Bankruptcy.  All rights and licenses granted under or pursuant to this Agreement by Aridis are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the United States Bankruptcy Code.  The Parties agree that Emergent and its Affiliates, as licensees of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the United States Bankruptcy Code.  The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against Aridis under the United States Bankruptcy Code, Emergent shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in Emergent’s possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon Emergent’s written request therefor, unless Aridis elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under clause (a) above, following the rejection of this Agreement by or on behalf of Aridis upon written request therefor by Emergent.

ARTICLE XI
Miscellaneous

11.1                        Force Majeure.  Neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement, when such failure or delay is caused by or results from causes beyond the reasonable control of the non-performing Party, including fires, floods, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority.  The non-performing Party shall notify the other Party of such force majeure as soon as practicable after such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration, and any action being taken to avoid or minimize its effect.  The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non- performing Party shall use commercially reasonable efforts to remedy its inability to perform; provided, however, that in the event the suspension of performance continues for one hundred and eighty (180) days after the date of the occurrence, the Parties shall meet and discuss in good faith how best to proceed.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

11.2                        Export Control Regulations.  The rights and obligations of the Parties under this Agreement shall be subject in all respects to United States laws and regulations, as shall from time to time govern (i) the license and delivery of technology and products between the United States and other countries in the Territory, or (ii) the disclosure in the United States to a foreign national, unless such individual has been granted U.S. citizenship, permanent residence, or asylee status (a “deemed export,” as that term is defined in 15 C.F.R. § 734.2(b)(2)(ii)), including in each case ((i) and (ii)) the United States Foreign Assets Control Regulations, Transaction Control Regulations and Export Control Regulations, as amended, and any successor legislation issued by the Department of Commerce, International Trade Administration, Office of Export Licensing.  Without in any way limiting the provisions of this Agreement, each Party agrees that, unless prior authorization is obtained from the Office of Export Licensing, it shall not export, re-export, transship, or “release” (as that term is defined in 15 C.F.R. § 734.2(b)(3)), directly or indirectly, to any country, any of the Information and Inventions or Confidential Information disclosed to it by the other Party if such export would violate the laws of the United States or the regulations of any department or agency of the United States Government.

11.3                        Assignment.  Without the prior written consent of the other Party, neither Party shall sell, transfer, assign, delegate, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder; provided, however, that either Party may, without such consent, assign the benefit of this Agreement and its rights hereunder to an Affiliate; provided, further, that either Party may, without the consent of the other, assign this Agreement and its rights and duties hereunder to the purchaser of all or substantially all of its assets associated with the business to which this Agreement relates, or any Third Party pursuant to or in connection with any agreement and plan of merger, acquisition, consolidation, reorganization, spin-off, split-up, liquidation or other similar corporate transaction.  Any attempted assignment or delegation in violation of the preceding sentence shall be void and of no effect.  Any assignment intended to be made by Aridis to an entity that at the time of such assignment is a competitor of Emergent with respect to the Exclusive Indications (“Competitor”) shall be contingent upon Aridis receiving written confirmation from the assignee of its agreement to abide by the obligations of Aridis hereunder.  In the event of a merger, acquisition, consolidation or other similar corporate transaction between Aridis and a Competitor, Aridis shall return to Emergent any documents, Information and Inventions, data and materials received from Emergent or relevant for the Exploitation of the Licensed Products.  All validly assigned and delegated rights and obligations of the Parties hereunder shall be binding upon and inure to the benefit of and be enforceable by and against the successors and permitted assigns of Emergent or Aridis, as the case may be.  In the event either Party seeks and obtains the other Party’s consent to assign or delegate to a Third Party its rights or obligations to the other Party, the assignee or transferee shall assume all obligations of its assignor or transferor under this Agreement.

11.4                        Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any Party under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never compromised a part hereof, (c) the remaining provisions of this

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties herein.  To the fullest extent permitted by applicable law, each Party hereby waives any provision of law that would render any provision hereof prohibited or unenforceable in any respect.

11.5                        Notices.  All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (promptly confirmed by personal delivery or courier as provided herein) or sent by overnight courier, addressed as follows:

if to Aridis, to:
Aridis Pharmaceuticals
5941 Optical Ct.
San Jose, CA 95138
Attn:  Vu L. Truong, PhD
Facsimile: 408-960-3822

with a copy for legal matters to:

if to Emergent, to:
Emergent Product Development Gaithersburg Inc.
300 Professional Drive
Gaithersburg, MD 20879, U.S.A.
Attn:  President
Facsimile:

with a copy to:
Emergent BioSolutions Inc.
2273 Research Blvd. Suite 400
Rockville, MD 20850
Attention: General Counsel
Facsimile No.: +1-301-795-1899

or to such other address as the Party to which notice is to be given may have furnished to the other Party in writing in accordance herewith.  Any such communication shall be deemed to have been given when delivered if personally delivered on a Business Day, when transmitted if sent by facsimile (in accordance with this Section 11.5) on a Business Day, and on the second Business Day after dispatch if sent by internationally-recognized courier.  It is understood and agreed that this Section 11.5 is not intended to govern the day-to-day business communications necessary between the Parties in performing their duties, in due course, under the terms of this Agreement.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

11.6                        Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to the rules of conflict of laws thereof.  Either Party commencing an action, suit or proceeding under this Agreement may do so in a venue of the States of Delaware or California and the Parties consent to the jurisdiction of the courts of those States.

11.7                        Equitable Relief.  The Parties acknowledge and agree that the restrictions set forth in ARTICLE IV of this Agreement are reasonable and necessary to protect the legitimate interests of the other Party and that such other Party would not have entered into this Agreement in the absence of such restrictions, and that any violation or threatened violation of any provision of ARTICLE IV will result in irreparable injury to such other Party.  Each Party also acknowledges and agrees that in the event of a breach or threatened breach of any provision of ARTICLE IV, the non-breaching Party shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving irreparable injury or actual damages and without the necessity of having to post a bond, as well as to an equitable accounting of all earnings, profits and other benefits arising from any such violation.  The rights provided in the immediately preceding sentence shall be cumulative and in addition to any other rights or remedies that may be available to such Party.  Nothing in this Section 11.7 is intended, or should be construed, to limit either Party’s right to preliminary and permanent injunctive relief or any other remedy for a breach of any other provision of this Agreement.

11.8                        Dispute Resolution.  In the event that either Party provides the other with notice specifying a material breach or notice of intent to terminate this Agreement pursuant to Section 10.4, the Parties shall meet to resolve the matter by good faith negotiations after the delivery of the notice of breach.  If the matter has not been resolved within six (6) Business Days of either Party requesting negotiations, then either Party may elect to refer the matter to expert resolution, by submission to a neutral and qualified subject matter expert reasonably acceptable to both Parties.  The Parties shall agree with the expert on the terms of his/her appointment.  Such expert shall act as an expert and not an arbitrator.  The expert shall be obligated and expected to treat both Parties fairly in the process and both Parties shall have reasonable access rights to such expert.  The Parties shall cooperate with the expert’s reasonable requests for assistance in connection with its evaluation hereunder.  The expert shall make determination as to the presence or absence of material breach.  The decision of the independent expert shall be given in writing.  The Parties shall be bound by the expert’s determination, absent partiality or manifest error.

11.9                        No Benefit to Third Parties.  Except as expressly set forth in Section 2.6, the representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they shall not be construed as conferring any rights on any other Persons.

11.10                 Further Assurances.  Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm the rights and remedies of the other Party under this Agreement.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

11.11                 English Language.  This Agreement shall be written and executed in the English language.  Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

11.12                 References.  Unless otherwise specified, (a) references in this Agreement to any Article, Section, Paragraph, Schedule or Exhibit shall mean references to such Article, Section, Paragraph, Schedule or Exhibit of this Agreement, (b) references in any section to any clause are references to such clause of such section, and (c) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently varied, replaced or supplemented from time to time, as so varied, replaced or supplemented and in effect at the relevant time of reference thereto.

11.13                 Independent Contractors.  It is expressly agreed that Aridis and Emergent shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture or agency.  Neither Aridis nor Emergent shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior consent of the other Party.  All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.

11.14                 Waiver.  Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition.  The waiver by either Party of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise.

11.15                 Counterparts.  The Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.16                 Construction.  Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense.  The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement.  The term “including” as used herein shall mean including, without limiting the generality of any description preceding such term.  The language of this Agreement shall be deemed to be the language mutually chosen by the Parties, and no rule of strict construction shall be applied against either Party.

11.17                 Entire Agreement; Modifications.  This Agreement, together with the Schedules hereto, and together with the Subcontract and Confidentiality Agreement between the Parties, sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understanding, promises and representations, whether written or oral, with respect thereto are superseded hereby.  Each Party confirms that it is

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended not relying on any representations or warranties of the other Party except as specifically set forth herein.  No amendment, modification, release or discharge hereof shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

[SIGNATURE PAGE FOLLOWS.]

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

Emergent Product Development Gaithersburg Inc.		Aridis Pharmaceuticals

By:	/s/ Authorized Signatory	By:	/s/ Eric Patzer

Name:		Name: Eric Patzer

Title: Authorized Signatory		Title: President

Aridis License Signature Page

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

Schedule 1.6

Aridis Know-How

•                                          Excipients blending sequence involved in blending lead formulations for bovine rotavirus vaccine, Ad5 adenovirus vaccine, measles virus vaccine, and salmonella Ty21a bacteria vaccine

•                                          Optimal foam drying processing parameters related to chamber pressure and shelf temperature required to stabilize for bovine rotavirus vaccine, measles virus vaccine, and salmonella Ty21a bacteria vaccine

•                                          Optimal spray drying processing parameters related to atomization pressure, feed rate, inlet temperature, and outlet temperature required to stabilize for bovine rotavirus vaccine, measles virus vaccine, and salmonella Ty21a bacteria vaccine

•                                          Analytical methods to titer live rotavirus and live measles vaccines using fluorescent focus assay

•                                          Optimal plasticizers concentration range required to stabilize vaccines

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

Schedule 1.7

Aridis Patents

Patent Appl. No.	Filing Date	Country File Type	Status	Owner	Title
10/199,061	July 22, 2002	US non-provisional which claims priority to U.S. Prov. App. 60/317,881, filed Sept. 7, 2001	Issued: 09/05/2006 7,101,693	BYU	Plasticized Hydrophilic Glasses for Improved Stabilization of Biological Agents
CA 2458794	September 6, 2002	Canadian National Phase PCT/2002/028320 which claims priority to US Prov. App. 60/317,881 (filed September 7, 2001) and U.S. Pat. App. 10/199,061	Pending	BYU	Plasticized Hydrophilic Glasses for Improved Stabilization of Biological Agents
EP 20020795489	September 6, 2002	European National Phase PCT/2002/028320 which claims priority to US Prov. App. 60/317,881 (filed September 7, 2001) and U.S. Pat. App. 10/199,061	Pending	BYU	Plasticized Hydrophilic Glasses for Improved Stabilization of Biological Agents
60995291	September 25, 2007	US & PCT	Conversion to utility patent September 24th, 2008	Aridis	Formulations for Preservation of Rotavirus
12266493	November 7th, 2007	US & PCT	Conversion to utility patent November, 2008	Aridis	Sonic Low Pressure Spray Drying
61/133,672	June 25th, 2007	US & PCT	Conversion to utility patent June 25th, 2008	Aridis & Johns Hopkins Univ.	Quick-dissolving Oral Thin Film for Targeted Delivery of Therapeutic Agents
61175457	July 15th, 2008	US & PCT	Conversion to utility occurred on May 4th, 2009	Aridis	Inhalable Process & Formulation for Gallium Compounds
61242376	Sept. 14th, 2009	US	Conversion to utility patent July, 2010	Aridis	Formulation For Room Temperature Stabilization Of Live Vaccines
61247860	October 1st, 2009	US	Conversion to utility patent October 1st, 2010	Aridis	Methods and Compositions for Stabilization of Virus Vaccines

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

Schedule 9.5.2

Aridis Patent Filing Countries and Regions

United States

European Patent Office (with validation of granted patents in UK, Germany, France, Italy, Belgium, Switzerland, Ireland)

Japan

India

China

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

EXHIBIT A

Subcontract

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

Emergent Product Development Gaithersburg Inc.	Aridis Pharmaceuticals

By:	By:

Name:	Name:

Title:	Title:

Aridis License Signature Page